Exhibit 10.4

AEON BIOPHARMA, INC.

FOURTH AMENDMENT

TO THE

LICENSE AND SUPPLY AGREEMENT

This Fourth Amendment to the License and Supply Agreement (this “Fourth Amendment”), is made and entered into as of March 19, 2024 (“Fourth Amendment Effective Date”), by and between AEON Biopharma Sub, Inc. (previously known as AEON Biopharma, Inc.), a Delaware corporation (the “AEON”), and Daewoong Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Daewoong”).

WHEREAS:  AEON Biopharma, Inc. (previously known as Priveterra Acquisition Corp.), a Delaware corporation (“AEON Parent”) and Daewoong have entered into that certain Subscription Agreement, dated as of even date herewith (the “Subscription Agreement”) relating to the issuance and sale by AEON Parent to Daewoong, and the purchase by Daewoong, of an aggregate of up to $15,000,000 USD of senior secured convertible notes (the “Notes”), in respect of which AEON has provided a guaranty of payment and performance;

WHEREAS: AEON and Daewoong entered into that certain License and Supply Agreement, dated as of December 20, 2019, as amended by that certain First Amendment dated as of July 29, 2022, that certain Second Amendment, dated as of January 8, 2023, and that certain Third Amendment, dated as of April 24, 2023 (collectively, the “License Agreement”); and

WHEREAS: in connection with the entry into the Subscription Agreement by AEON Parent and Daewoong and purchase and sale of Notes thereunder, AEON and Daewoong desire to amend the License Agreement as set forth herein.

NOW, THEREFORE: For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

1.Capitalized Terms.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the License Agreement. All references to the term “Agreement” in the License Agreement shall be deemed to include all of the terms and conditions of this Fourth Amendment.
2.Amendment.  The License Agreement is hereby amended and restated as follows:
i.	Article 16 of the License Agreement is hereby amended to add the following new Sections 16.3, 16.4 and 16.5:

“16.3At DAEWOONG’s election, this Agreement shall terminate forthwith without any notice in the event over any six (6) month period (a) AEON ceases for any reason to Commercialize the Product in all countries in the Territory and (b) AEON ceases to advance any clinical studies of the Product in the Territory.

16.4AEON hereby irrevocably grants to DAEWOONG, as of the Fourth Amendment Effective Date, the right to purchase for the price of one dollar (US$1.00), and AEON irrevocably agrees to sell to DAEWOONG (i) all Know-How related to the Product, including but not limited to ABP-450, and including but not limited to all intellectual property (including AEON trademarks and patents held worldwide), documents and information related to non-clincial studies and Clinical Trials of the Product, including the Protocols, data, interim findings and final results of such non-clinical studies and Clinical Trials, and (ii) all information, software, materials, and goods that incorporate any Know-How, or that are reasonably necessary to access, review, or transfer to DAEWOONG the Know-How (clauses (i) and (ii) are the “Termination Purchase Right”).  DAEWOONG may, in its sole discretion, exercise the Termination Purchase Right upon, or at any time following, the termination of the License Agreement pursuant to Section 16.2 or 16.3.  Immediately upon such purchase, AEON will cause all such Know-How, clinical data,information and other items described in clauses (i) and (ii) of this Section 16.4 to be physically  delivered to Daewoong, and Aeon shall take all appropriate actions to transfer the investigational new drug applications (“INDs”) associated with the Clinical Trials of the Product to Daewoong, including without limitation, the submission and response to any required correspondence with the U.S. Food & Drug Administration to transfer such INDs. The Termination Purchase Right shall terminate and expire upon the earliest to occur of the time at which DAEWOONG and Daewoong Co., LTD., collectively, sell fifty percent (50%) of the sum of (x) AEON common stock that is held by DAEWOONG and Daewoong Co., LTD. on the Fourth Amendment Effective Date, and (y) AEON common stock that DAEWOONG would be issued upon an automatic or optional conversion of the Notes.

“Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, materials, information, inventions, know-how, formulae, trade secrets, technique, methods, processes, procedures and developments, whether or not patentable. For the avoidance of doubt, Know-How also includes all information submitted to a Governmental Authority for a Regulatory Approval.

A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership of securities representing more than 50% of the combined voting power of AEON is acquired by any person (other than AEON, any subsidiary of AEON, or any trustee or other fiduciary holding securities under an employee benefit plan of AEON), (ii) the merger or consolidation of AEON with or into another corporation where the shareholders of AEON, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of AEON immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of AEON’s assets to an entity, other than a sale or disposition by AEON of all or substantially all of AEON’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of AEON, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of AEON immediately prior to such sale or disposition. Notwithstanding anything in this Agreement or otherwise to the contrary, the filing of a receivership, insolvency of bankruptcy proceeding, the appointment of a receiver, trustee, or entity or person with similar authority with respect to AEON in connection with a receivership, insolvency proceeding, bankruptcy, or similar proceeding shall be deemed not to constitute a Change of Control under the terms of this Agreement.

“16.5AEON understands and acknowledges that a breach of or a failure to perform its obligations under Section 16.4 of this Agreement would foreseeably cause irreparable harm to DAEWOONG.  Accordingly, AEON hereby agrees that it shall indemnify, defend, and hold harmless DAEWOONG against any and all Losses, whether direct, indirect, or consequential,  and DAEWOONG’s lost profits and lost opportunities, that DAEWOONG sustains, directly or indirectly, as a result of AEON’s breach of its obligations under Section 16.4.  No limitation of liability or other provision of this Agreement shall limit DAEWOONG’s recovery of such damages.   For purposes of this Agreement, “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

iii.Section 18.3 of the License Agreement is hereby amended as follows:

“18.3Article 3.5, Article 6.6, Article 7, Article 9.6, Article 14, Section 16.4, Section 16.5, Article 17, Article 18, Article 20, Article 21, and Article 25 of this Agreement, and Section 3 of the First Amendment to the License and Supply Agreement, and any other provision of this Agreement (as amended) that by its terms would survive expiration or termination, shall survive expiration or termination of this Agreement.”

3.Consideration.  Notwithstanding anything to the contrary, in the event that all conditions precedent for such investments are timely satisfied but the amounts required to be invested into AEON Parent pursuant to the Subscription Agreement are not timely delivered when required under the terms of the Subscription Agreement, this Fourth Amendment shall automatically become null and void and shall have no further force or effect.
4.No Further Amendment. Except as expressly amended or modified hereby, all terms and conditions of the License Agreement (as amended)  are hereby ratified and confirmed and shall remain in full force and effect. In the event of a conflict between the terms of the License Agreement and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall control.
5.Counterparts. This Fourth Amendment may be executed in counterparts, and execution by each of the parties hereto of any one of such counterparts will constitute due execution of this Fourth Amendment.  Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.  Execution and delivery of this Fourth Amendment by facsimile by either party hereto shall be legal, valid, and binding to the same extent as an original signature.

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IN WITNESS WHEREOF, each of the undersigned has executed this Fourth Amendment to the License and Supply Agreement as of the Fourth Amendment Effective Date.

AEON BIOPHARMA SUB, INC.

By: /s/ Marc Forth

Name:Marc Forth

Title: Chief Executive Officer

DAEWOONG PHARMACEUTICAL CO., LTD.

By: /s/ Sengho Jeon

Name: Sengho Jeon

Title: CEO & President